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Commission File No.: 000-31029-40

This filing consists of a transcript of a conference call held by Zoran Corporation and Microtune, Inc. on September 8, 2010 regarding the proposed acquisition of Microtune, Inc. by Zoran Corporation.

Exhibit 99.1

Additional Information and Where to Find It

Microtune is expected to file with the Securities and Exchange Commission (the “SEC”) a proxy statement relating to the solicitation of proxies from Microtune’s stockholders in connection with the proposed merger transaction, and may file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, MICROTUNE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION. Microtune’s stockholders will be able to obtain, without charge, a copy of the proxy statement, as well as such other documents, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Microtune’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and such other documents when they become available by directing a request by mail or telephone to Microtune, Inc., 2201 10th Street, Plano, Texas 75074, Attention: Investor Relations Department, (972) 673-1850.

Participants in the Solicitation

The Company, Microtune and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding the Company’s directors and officers is available in the Company’s proxy statement for its 2010 annual meeting of stockholders and the Company’s 2009 Annual Report on Form 10-K, which were filed with the SEC on April 29, 2010 and March 1, 2010, respectively. Information regarding Microtune’s directors and executive officers is available in Microtune’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger transaction will be included in the proxy statement expected to be filed by Microtune with the SEC.

FINAL TRANSCRIPT

Conference Call Transcript ZRAN - Zoran Corporation to Acquire Microtune, Inc. Event Date/Time: Sep 08, 2010 / 02:00PM GMT

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

CORPORATE PARTICIPANTS

Bonnie McBride

Zoran Corporation - IR

Levy Gerzberg

Zoran Corporation - President and CEO

Karl Schneider

Zoran Corporation - SVP and CFO

Jim Fontaine

Microtune, Inc. - President and CEO

Isaac Shenberg

Zoran Corporation - SVP of Business Development

CONFERENCE CALL PARTICIPANTS

Sachin Shah

Capital Stone - Analyst

Daniel Amir

Lazard Capital Markets - Analyst

John Vinh

Collins Stewart - Analyst

Neil Weiner

Fox Hill Capital - Analyst

Ben Nahum

Neuberger Berman - Analyst

Raji Gill

Needham & Co. - Analyst

Craig Broyer

FBC Capital Markets - Analyst

Eric Miller

Advisory Research - Analyst

Larry Litton

Second Line Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Zoran conference call. My name is Susan and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would like now to turn the conference over to your host for today, Ms. Bonnie McBride. Please proceed, ma’am.

Bonnie McBride - Zoran Corporation - IR

Thank you. Good morning, everyone, and thank you for joining us today to discuss Zoran’s signed definitive agreement to acquire Microtune. By now you should have each received a copy of today’s press release.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Joining us today from Zoran’s management team are Dr. Levy Gerzberg, President and CEO; Mr. Karl Schneider, Zoran’s Senior Vice President of Finance and Chief Financial Officer; Dr. Isaac Shenberg, Zoran’s President of Business Development; and Ram Ofir, Senior Vice President and General Manager of Zoran’s Home Entertainment Division. In addition, Jim Fontaine, President and Chief Executive Officer of Microtune, is also joining us today.

Before we begin, I would like to remind you that during the course of this conference call we may make forward-looking statements regarding the proposed transaction between Zoran and Microtune including without limitation statements on our expectations regarding the transaction’s effects on Zoran’s financial results; statements regarding the timing and likelihood of closing the proposed transaction; and statements regarding the benefit to the proposed transaction. Many risks and uncertainties could cause actual results or events to differ materially from those contained in these forward-looking statements.

These include without limitation risks and uncertainties associated with the possibility that the close of the transaction may be delayed or may not occur; difficulties with the integration process or the realization of anticipated benefits of these transactions; general economic conditions affecting the consumer electronics industry; and litigation or regulatory matters involving antitrust or other issues that could affect the closing of the transaction. Please refer to our press release and the Forms 10-K, 10-Q, and 8-K filed by Zoran and Microtune with the Securities and Exchange Commission for further information regarding risks and uncertainties that could cause actual results or events to differ materially from those contained in the forward-looking statements we may make during this conference call.

I will now turn the call over to Levy. Please go ahead.

Levy Gerzberg - Zoran Corporation - President and CEO

Thank you, Bonnie. Welcome, everyone. This is an exciting day for us as we announce what we believe is a very compelling and strategic acquisition. We are going to keep our comments relatively brief to provide time for the question-and-answer segment. I will provide an overview of the transaction and the rationale behind the agreement to acquire Microtune, and then we will open the call up for your questions.

For those of you who may not have seen the press release, here are the specifics. Zoran has entered into a definitive agreement to acquire Microtune. Under the terms of the agreement approved by their respective Boards of Directors, Zoran will pay $2.92 in cash for all Microtune’s outstanding shares of common stock resulting in a transaction price of approximately $166 million or $84 million net of cash acquired. The transaction is expected to be completed in the fourth quarter of 2010 and is subject to shareholder and regulatory approvals. Zoran expects the transaction to be accretive to earnings before goodwill immediately following the close.

The acquired company will be part of our home entertainment division, which currently includes DTV, set-top box, and DVD. The newly formed segment will be named the Broadband Receiver Group, reflecting our commitment to deliver Microtune’s industry-leading silicon TV tuner products while combining our demodulation technologies to further enhance our market position.

The acquisition of Microtune is a logical and strategic move for Zoran as it will immediately strengthen our position in the set-top box market where we have been intensifying our focus. Microtune is a pioneer in the development and the deployment of silicon tuners for cable set-top box, broadband cable modems, DTV, and automotive entertainment markets and has a product portfolio that is complementary and synergistic to Zoran’s strategic objectives. With industry-leading customers, we will benefit from technology integration and multiple cross-selling opportunities creating a single point of service for customers.

As we continue to focus on becoming a complete provider of solutions for consumer home entertainment, offering tuner technology and products is critical for success. With Microtune’s single-chip TV content tuners combined with Zoran solutions, we expect to provide customers a more complete solution from a single supplier and enable OEMs and ODMs to quickly scale cost performance benefits and reduce time-to-market for future generations of cable set-top boxes.

Cable operators are continuously investing in new technologies incorporating multi-tuner architectures with DOCSIS standards to accommodate the increased demand for content and therefore expanded bandwidth requirements. With Microtune’s silicon tuner products combined with Zoran’s set-top box SoCs, we believe we will be well positioned to address the new industry challenges.

The acquisition will also strengthen Zoran’s position in DTV as the market transitions from traditional can tuners to TV tuner chips during the next several years. Adoption of silicon tuners is expected to enable TV manufacturers to design and offer high performance, feature rich, cost-effective greener and increasingly flexible solutions as compared to the existing architecture. In addition, by combining the advanced

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

demodulator technologies of both companies, Zoran’s customers will be able to obtain fully integrated receivers as multiple new standards for demodulation emerge in various worldwide geographies.

In closing, we are excited with the opportunities to join forces with the Microtune team to deliver cutting-edge and integrated solutions for the fast growing and dynamic set-top box and DTV markets. We believe this acquisition underscores our key objective to increase shareholder value and maximize the value of our assets. Going forward, we think these opportunities will accelerate both market share gains and revenue growth.

With that, we will open the call up for questions. Operator, please go ahead.

QUESTION AND ANSWER

Operator

(Operator Instructions) Sachin Shah, Capital Stone.

Sachin Shah - Capital Stone - Analyst

Hi. Good morning, thanks for taking my question. So I just wanted to clarify the approvals that are needed to complete the deal and the timing of it.

Unidentified Company Representative

Can you repeat the question, please?

Sachin Shah - Capital Stone - Analyst

Yes, so the question is the approvals that are needed, it seems like the shareholder vote and HSR are the only two major approvals aside from SEC or the major approvals needed to complete the deal and is that correct? And can you maybe just give a timeline of that?

Karl Schneider - Zoran Corporation - SVP and CFO

Those are the approvals that we are expecting to need and the timeline is — I think we called it out. We expect this deal to close somewhere in the middle of November at this point in time. It could be later, but right now, the middle of November roughly.

Sachin Shah - Capital Stone - Analyst

Okay. Now just a caution about how do you arrive at the valuation? Also Tune has approximately $180 million in NOLs or NOL carryforwards based on December 31, 2009. Any indication on how much of that will be carried over?

Karl Schneider - Zoran Corporation - SVP and CFO

We can’t really comment at this point in time given the approvals that we need to seek out on how we arrived at the valuation of this deal. But the number we printed at $166 million is of course the $2.92 times the outstanding shares plus some equity that will be internal employee equity awards that will be taken care of. And the second part of the question again was —?

Sachin Shah - Capital Stone - Analyst

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

NOLs, because there’s approximately $180 million and so I’m just trying to understand if you are — how Tune’s shareholders benefit from those NOLs?

Karl Schneider - Zoran Corporation - SVP and CFO

Again, as far as the NOLs are concerned, we will be — give more detail on that as we close the deal. Of course in an acquisition or a change of control environment, the NOLs even though we will most likely benefit from them over time, there is a limit on how much we will be able to benefit from at any given period. And we’re not at liberty at this point to give you those numbers.

Sachin Shah - Capital Stone - Analyst

Okay, just one last question, if you don’t mind. Any kind of shareholder voting agreement? I didn’t see any in today’s filings this morning.

Karl Schneider - Zoran Corporation - SVP and CFO

Again, there was some noise here. I couldn’t hear — any kind of shareholder what?

Sachin Shah - Capital Stone - Analyst

Shareholder voting agreement. I didn’t see any in the filing this morning. Are there any shareholders that are basically voting in favor of the deal?

Karl Schneider - Zoran Corporation - SVP and CFO

Again, there is — we are unable to comment beyond what we have publicly filed at this point in time with respect to the details of this deal.

Sachin Shah - Capital Stone - Analyst

Okay, thank you very much. Have a good day.

Operator

Daniel Amir, Lazard Capital.

Daniel Amir - Lazard Capital Markets - Analyst

Thanks a lot. Can you comment a bit kind of what the strategic thought was to focus on this area in terms of acquisitions, considering Zoran competes in many different markets? Why was this targeted? And also a follow-up question, how should we look at kind of the margin profile of the Company going forward considering this acquisition? Thanks.

Levy Gerzberg - Zoran Corporation - President and CEO

Well, Daniel and everyone, as you all know, some of the major focus — our focus at (inaudible) Zoran are DTV and set-top boxes. In all these products there are tuners and tuner technology is becoming more and more combined analog and digital — the move to digital is actually increasing. This is an area of expertise of Zoran and together with the Microtune team, we believe we are going to increase the value that we have in these consumer products. So for us it was a very natural area for expansion and enhancement of our main [factors].

These technologies are not an easy technology to come by. There’s a very high barrier to entry and behind it are many, many years of leadership and knowledge that comes from Microtune. So it’s really a very synergistic and logical area for us to enter. And as I mentioned, we believe that together we are going to enhance the differentiation and the value both per box and of course the value to our customers.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Regarding the margin profile, Karl, do you want to comment?

Karl Schneider - Zoran Corporation - SVP and CFO

Sure, Daniel. Again, I think if you look at Microtune’s gross margin profile, it is a good margin profile in relation to some of Zoran’s products. And so we think it is — we will benefit from adding their portfolio into our product line from a margin perspective.

Daniel Amir - Lazard Capital Markets - Analyst

Okay, great. And then one follow-up question. In terms of their current business, can you comment a bit how they view the current environment considering they sell into some of the same end markets that you guys do?

Levy Gerzberg - Zoran Corporation - President and CEO

Well, I think this question will be best answered by Jim Fontaine, since you are asking about Microtune’s views. So, Jim, can you please answer this question?

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, I think the question of how do we view the current markets, of course the biggest portion of our revenue is in the cable market, cable set-top box and cable modem and that has come on very strong for us in 2010. And the company has guided 2010 revenues over 2009 revenues up about 30%, so the markets have been good for us this year. So we have given really kind of guidance out to the end of the year and you can pick that up from any of our press releases and filings.

So I guess in terms of the overall markets, we again cable and cable modem, DOCSIS 3.0 has really been the growth area for us and then digital television remains a target area for us that we think we can do better with as combined with Zoran. It’s a big opportunity but it is not a big portion of our revenue right now.

Daniel Amir - Lazard Capital Markets - Analyst

Okay, thanks a lot.

Operator

John Vinh, Collins Stewart.

John Vinh - Collins Stewart - Analyst

Hi. Congratulations on the acquisition. First question I have is obviously Microtune has been a very strong player within the cable space. I was wondering if you can comment whether you have any sort of complementary pieces of technology that you think you would be able to leverage into the cable space at this point?

Levy Gerzberg - Zoran Corporation - President and CEO

Well, John, certainly as you may all know, the cable space is one of the — targets. We are starting to penetrate these markets with our SoC and we have a good momentum that these are starting in China. Actually we have a good market share in China. And actually in some boxes, we see both products from both companies already and certainly in the future we will see more of them. So just like in the past, we acquired technology for the front-end demodulation in TV for example because that exists together with the SoC in many products, both set-top boxes and TV. Likewise here. So absolutely we see synergy here and especially as we move to a wider and wider bandwidth with more high-speed and

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

sophisticated PSP processing in combination with the tuner. We see this as an excellent opportunity to combine the technology and bring more value.

John Vinh - Collins Stewart - Analyst

Great. My follow-up question is obviously there’s been a lot of development work in the DOCSIS Gateway initiative. Most recently we have seen Intel make an aggressive push here through acquiring ITI’s cable demodulation business unit. This has also been a business where Microtune has historically been a very strong partner with GI. Given that now you seemingly have some competing technologies with Intel, can you comment on strategically what does this make Intel? Does Intel make them a competitor of yours or are they still a strategic partner potentially down the line? If you could comment on that, that would be great.

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, this is Jim. I will go and take that.

Levy Gerzberg - Zoran Corporation - President and CEO

I will just say before I transfer it to Jim that we see the Intel acquisition as an interesting one and actually good for us. And Jim will give you more details. So, Jim, can you please?

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, Microtune has had a very, very long relationship with the Texas Instruments Cable Modem Group which was acquired by Intel and that relationship and the commitment of that relationship was reiterated by both Microtune and Intel after the acquisition. Intel has some — the Intel Cable Modem Group has some very unique technology in the DOCSIS 3.0 area, which really the only other competitor out there is Broadcom. And so it makes good partners when you have a common enemy in terms of Broadcom trying to compete in the marketplace.

And I don’t — there’s really no other players out there with DOCSIS 3.0. So this, the relationship that we have with Intel or the Cable Modem Group, I don’t think is going to be affected, certainly not anything negative and probably positively in terms of the new relationship and certainly we both need each other to compete in the marketplace. And I don’t see how this would affect that negatively at all. I think it probably would have potential positive impacts on that.

John Vinh - Collins Stewart - Analyst

Great, thank you.

Operator

Mahesh Sanganeria, RBC Capital Markets.

Unidentified Participant

This is Casey calling for Mahesh. A couple of quick questions. On the topic of IC-based tuners in the set-top box and TVs, could you remind us, what is the current share of IC-based tuners in these two end devices? And what do you think is the future path, IC-based tuners occupying both set-top box and TVs?

Jim Fontaine - Microtune, Inc. - President and CEO

Okay. This is Jim. I will go ahead and take his question. So if you take a look at the three different areas that Microtune has silicon tuners competing in, it’s cable modems, cable set-top boxes, and television, digital television area. The cable modem market right now is essentially

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

100% silicon-based tuners and really for the most part it’s Texas Instruments, the Cable Modem Group, which is now Intel, together with Microtune they have the back end and we have the tuner against Broadcom in that area. We had DOCSIS 2 market, Broadcom had larger market share than we did collectively. We probably had about a 35%, 40% market share.

Right now we have probably 85% to 95% market share in the DOCSIS 3 area. Of course Broadcom will take market share from there. We led them in terms of the marketplace and they are catching up. So in that case 100% of the market is silicon tuners and we have a very large portion of that both in terms of especially DOCSIS 3.

In the set-top box area, you kind of got to divided it into the North American set-top box area and the rest of the world set-top-box area. In North America, you have two main players. You have Cisco and you have Motorola and we have a very large market share within Cisco. Cisco uses all silicon tuners in their set-top boxes.

Motorola kind of uses a bit of a mix, some traditional can tuners and some silicon tuners. Although we sell Motorola silicon tuners for the cable modem, we don’t sell them any silicon tuners for the set-top box. That’s still an open opportunity for us but we do have a big share of market at Cisco.

In terms of the rest of the world for tuners that go into set-top boxes, the majority there is still the can tuners, the old traditional can tuners and we’ve begun to make some headway into the DVB-C market in China now and some other areas. So that’s kind of just a recap, cable modems, 100% of silicon, we’ve got a good share. Set-top-box US, most of it is silicon. There’s still some cans. And in the worldwide market for cable DVB-C-based cable, still a majority of that is can tuners.

Unidentified Participant

Great. So is it fair to say that the deal allows Zoran’s products sort of a better entry point into set-top box and set-top boxes mostly and given Zoran’s traditional strength in DTV, this allows the Microtune products a better entry point into TVs?

Levy Gerzberg - Zoran Corporation - President and CEO

Yes, exactly. That’s the idea. We believe that both businesses will enhance each other. We believe that there is a good built-in synergy. We will sell more complete solutions in set-top boxes and TVs and likewise the current Microtune business will be enhanced because we’re going to provide a complete solution. We provide the SoC. Of course in the future there will be different system partitioning and different integrations which will benefit from it as well.

Unidentified Participant

Okay, given this deal, how do you see the tuner part of the portfolio lining up against competition from the likes of MaxLinear Silicon Labs?

Levy Gerzberg - Zoran Corporation - President and CEO

Jim, do you want to answer that please?

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, we have different competitors in different marketplaces and clearly in the cable modem area its Broadcom, but we don’t — we team up to compete against Broadcom in the cable modem area. And in the set-top box area, we — there are other competitors that are in there, particularly NXP, but MaxLinear is trying to make headway into that as well as the cable modem area. We take all competitors seriously and that’s certainly the case in all of the markets.

In DTV, again the main competition has been these traditional can tuners that have been around and evolved over the last 40 years and the first challenge is to replace them. Since most television sets still use can tuners, until you replace the can tuner, it doesn’t really matter who the other silicon competitors are. In fact, it’s a benefit to have other silicon competitors because the television set manufacturers would like to see several viable competitors with silicon products.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

So Silicon Labs is a competitor in the television space, but again, it’s not a bad thing to have some competitors because certainly there needs to be probably two or three viable suppliers of silicon tuners in the television space for it to really start to transition all to silicon. But you identified a couple of the right competitors we have and again, we always take them very, very seriously.

Unidentified Participant

Lastly from my side, what is the cost synergies that comes along with this acquisition given Zoran’s relationship with the (inaudible) foundries and also how about OpEx synergies. Thanks, thank you very much.

Karl Schneider - Zoran Corporation - SVP and CFO

What was the last one, Casey?

Unidentified Participant

OpEx synergies, OpEx.

Karl Schneider - Zoran Corporation - SVP and CFO

OpEx opportunities. So from a cost synergy perspective, you can imagine it’s going to be the customary public company cost savings out the gate. You’ve got two public companies and you’ve got a lot of costs associated with being a public company. So in the very near term, there will be synergies there. When you go a little further than that, from a cost perspective you can imagine that there are some duplicate functionality within the two companies that we will have to resolve after this deal closes and we will be working on that plan between now and closing. So we can’t give you specific numbers today, but it only — the cost synergies only enhance the combined companies’ profitability.

Unidentified Participant

Great. Thanks, guys.

Operator

[Harrison Kahn], Fox Hill Capital.

Neil Weiner - Fox Hill Capital - Analyst

This is Neil Weiner. Just a follow-up question to the last gentleman that you state that the acquisition is going to be accretive so you must have some idea of what the cost savings are going to be. And I guess can you give a little bit more granularity of how you get to an accretive? And then going forward, do you expect next year to be accretive also?

Karl Schneider - Zoran Corporation - SVP and CFO

Sure, Neil. If you look at Microtune as a stand-alone company today, forget the cost synergies, on a non-GAAP basis, they are profitable on the bottom line right now I believe. And so given that this is a cash deal and you look at — you have to take into consideration that reduce our cash balance, so our interest was down a little bit, I think the profitability there is still enough for this deal to be accretive out of the gate. You go in and you put in some cost synergies based on two public companies coming together and you look just at the G&A line because that’s where most of the initial stuff comes from, the public company costs, it’s definitely an accretive scenario that we are looking at.

At this point in time, given that we do not have a solid transition plan and Zoran typically doesn’t give detailed numbers more than a quarter out in advance, we can’t give you the exact number, but it is an accretive deal.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Neil Weiner - Fox Hill Capital - Analyst

Okay, thank you.

Operator

Ben Nahum, Neuberger Berman.

Ben Nahum - Neuberger Berman - Analyst

Good morning, gentlemen. Fast question, Levy. Build versus buy, what’s the advantage of spending $84 million versus developing the capabilities? Is it primarily about speed or is it just total cost as well?

Levy Gerzberg - Zoran Corporation - President and CEO

So Ben, first of all, it’s both, both of them. No question that build and costs, but the know-how, this is the know-how that Microtune has. It’s not a know-how that you just go around and you buy the IP and you have it. It’s now many, many years of expertise. You need to have the silicon tuner know-how. You need to have very extensive systems know-how and qualification laboratories, which they have. So it’s not one of those things that you go to an IP company and you just buy it.

Furthermore in order to integrate in the future more into (inaudible) systems especially for broad bandwidth applications and systems, there should be a very, very strong cooperation between the two disciplines, tuners, the mixed signal, and the SoC and the signal processing. So to get over night into these markets and to enhance and accelerate our penetration into set-top boxes, we concluded that was the best way to do that.

Ben Nahum - Neuberger Berman - Analyst

Okay. Along those lines, though, when you put together all the integration, Levy, how do you ensure that you capture some of the economics of this versus just passing it along to your end customers?

Levy Gerzberg - Zoran Corporation - President and CEO

Oh, this is absolutely a part of the concept that not only the customers will benefit but by working on the system solution we believe that we will be more cost effective. Remember that Zoran has many years of servicing the cost sensitive huge markets like DVD, TVs, the low end that we last year we were number one in the US, the US company in DTV and the market was focusing primarily on the low end. We developed the know-how and how to serve this.

So we believe that working closely with the Microtune team, we will be able to keep growing and use our expertise to reduce the integrated solution cost and of course it will increase our margin. That is what we are looking for and usually when you do that, both the customers and you benefit from it.

Furthermore there is a very extensive software element that both Zoran and Microtune bring to the party and we believe that by the integration again, we are going to increase value to customers but it will also help us increase our margin.

Ben Nahum - Neuberger Berman - Analyst

Levy, you have a very conservative Board. They’ve been reluctant to buy in stock until recently. Does this acquisition put the stock repurchase on hold?

Karl Schneider - Zoran Corporation - SVP and CFO

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Ben, I don’t know if it necessarily puts it on hold. Of course during — you can imagine that during the process it certainly limited what we were able to do.

Levy Gerzberg - Zoran Corporation - President and CEO

But we do not have a change in the decision that both made the program is still open. Actually we are in a great position to do things like this Microtune transaction. We have the necessary cash even after the acquisition. We have a good amount of cash that will enable us to do the right thing, whether it’s a stock buyback or whether it’s a further strategic transaction that will enhance our position in a fast way where it makes sense. So the plan is still open and we are focusing right now on the strategic value that we can gain from the cash and if it will make sense, we can do other things.

Ben Nahum - Neuberger Berman - Analyst

Levy, just a reminder. You know, we’re long-term shareholders and the stock is getting back to a 10-year low price here. So shareholder value is measured a lot of different ways, but at some point, it has to translate into stock price. It’s just a comment.

Levy Gerzberg - Zoran Corporation - President and CEO

Oh, absolutely. This is our goal to increase the shareholder value and the stock price and we believe the combined company has a much better value and I strongly believe and our management team believes, the Board believes that this will increase the stock price. Profit will go up. The competitive edge will go up. The value per box will go up, so hopefully Wall Street will start recognizing it soon. We’re working hard on increasing our profit and the stock price.

Ben Nahum - Neuberger Berman - Analyst

Well, we look forward to that day. Thank you, Levy.

Operator

Raji Gill, Needham & Co.

Raji Gill - Needham & Co. - Analyst

On the Microtune’s revenue, I believe they get about 80% of revenue on the cable side. Wondering if there’s a split-out between just pure cable modem versus video set-top box, or breakout even further. (technical difficulty)

Levy Gerzberg - Zoran Corporation - President and CEO

Please answer as much as you are in a position to disclose.

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, it’s roughly about half and half.

Raji Gill - Needham & Co. - Analyst

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Okay, so first from a technology perspective, Zoran — well, the silicon tuner would be a discrete component and then you would be selling — Zoran will be selling your SoC. Is that kind of from a technology — but there would be no integration of a silicon tuner into the SoC on the set-top-box side. It would continue to be a discrete component; is that correct?

Levy Gerzberg - Zoran Corporation - President and CEO

Initially, obviously, that’s the case, and there are very interesting opportunities for new system partitioning and integration. Jim, do you want to add, please?

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, I think the plans for how we bring the products together will have to evolve over time. And we have been working with — Microtune has been working with Zoran actually for a number of years as partners in terms of reference design activity to try to get business in set-top boxes and even going back to the converter box days. But I think this is all part of what the next part of the plan is, is put together roadmaps and so on, but that will certainly come after the close.

Raji Gill - Needham & Co. - Analyst

Okay, so is there a ballpark in terms of how much dollar content the Zoran combined company will yield from this acquisition?

Levy Gerzberg - Zoran Corporation - President and CEO

You mean a dollar content —?

Raji Gill - Needham & Co. - Analyst

How much dollar — how much are ASPs going to be going up per device that you sell into this new market?

Levy Gerzberg - Zoran Corporation - President and CEO

Well, initially the two devices, you add up the two values. They are not a single chief — you said their device, but initially these will continue to be separate devices. And in the future, we believe there is an opportunity to increase the silicon solution, especially the portion after the low noise and amplifier and the mix signal. To the tune of — it could especially in the wide bandwidth area, it’s.

Raji Gill - Needham & Co. - Analyst

So just on the cable side, this is really not necessarily — this is a new market. You are basically acquiring revenue, acquiring a particular product. It seems to be less technology synergistic from Zoran’s point of view at least from the single cable set-top box side.

Levy Gerzberg - Zoran Corporation - President and CEO

Yes, so initially if you want to look at the ASP per box, you had the two ASPs. Of course our costs to serve these markets will drop because we will have one sales organization. Of course we’ll combine the support organizations but we can have — we can leverage that into new customers and new areas. And in the future, as I mentioned, I alluded to it a little earlier, because there will be some interesting new system partitioning where you have much more VSP capabilities in the SoC related to the tuner, so you have very high speed analog mixing and from them some digital processing for them and much more extensive processing in the back end. Of course, the value will go up. The ASP will go up. Our customers — the whole food chain will save money because the operators will be able to deliver much higher bandwidth, more channel, and so on. So even though we charge them all, we will benefit from it.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Karl Schneider - Zoran Corporation - SVP and CFO

Raji, just to put it in a little different perspective, the set-top box SoC ASP is probably somewhere in plus or minus $10 and change. The tuner ASP is roughly in the — Jim, correct me if I’m wrong — $2 to $3 range per device. They have a very substantial presence in the cable box. We are looking to make entry into there, so from that perspective, we are looking to add $10 to their position in the market and — or more. I mean, you get a number of tuners that are there and from there — from a different perspective, we may have some presence in the set-top box world and customers where they are not, we can of course go at there as well as the move into televisions.

Raji Gill - Needham & Co. - Analyst

Okay, that was helpful. Thank you.

Operator

[Craig Broyer], [FBC Capital Markets].

Craig Broyer - FBC Capital Markets - Analyst

Congrats on the acquisition. Did you specifically address when you might integrate tuners and demodulators for cable or for TV?

Levy Gerzberg - Zoran Corporation - President and CEO

We didn’t talk about it, but of course we have the integration plans. This is another synergy opportunity for different markets. Zoran has a rich and broad experience in technology in the demodulator area. We actually have solutions now that address several geographies with the same piece of silicon and of course Microtune also has demodulator technology focusing right now on China. And it makes sense to do some interesting integrations on the tuner side, on the SoC side, but we’re not discussing at this point specific times but it will come. It will start coming in the near future and of course in the far future we will see a lot of it.

Craig Broyer - FBC Capital Markets - Analyst

Are the tuners also geography-dependent, meaning a tuner going into a China set-top box is different than Europe?

Levy Gerzberg - Zoran Corporation - President and CEO

Jim, would you like to answer this?

Jim Fontaine - Microtune, Inc. - President and CEO

Yes, the tuners have different performance, levels of performance and different sets of features. They are not necessarily that specific to the geography. In other words, a DVB-C , which is a broader market in terms of the cable market, is Europe and China and so on. So a tuner that goes into the North America set-top is a little more difficult to do than a tuner that goes into the rest of the world. So those would be different classes of tuners, but they don’t necessarily have to be — you can have a universal tuner that fits many, many

Craig Broyer - FBC Capital Markets - Analyst

I see. And then it seems like the TV markets a really big opportunity. I guess my question there is what has prevented TV makers from adopting silicon tuners more broadly?

Jim Fontaine - Microtune, Inc. - President and CEO

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Yes, that is a good question. As I mentioned a little bit earlier, the vast majority, I would say probably 80% of the market if not more still uses a traditional can tuner that has evolved over the last 40 years and the reason they haven’t switched to silicon tuners is several fold. One is they are comfortable. They don’t necessarily want to risk $1000 television set with a $2 or $3 tuner inside that might change. So they are very slow to change over to silicon tuners.

Number two is that the can tuners have been relatively inexpensive so we are finally at a point now that silicon tuners not only have some better integration features and reliability and so on but they are also just as cheap in terms of cost wise to them, just as economical to them as they would be a can tuner.

And the third reason is they would like to see actually multiple vendors in the marketplace so they are not risking trying to go to a single silicon tuner provider. Right now they have multiple can tuner companies they can buy from. So all three of those factors have affected it. But I believe that there are products now from ourselves and other suppliers out there that are finally hitting the mark in terms of the television market, yet it still will be a slow transition.

And so in terms of Microtune, we have stated before that although we may have failed to get some design wins, we have not lost those design wins to other silicon tuner manufacturers. It has been they have chosen just to stick with the can tuners and move very, very slowly to silicon tuners. But at some point the domino effect will happen, we believe, and we hope that our silicon tumors are in the right spot for that.

Craig Broyer - FBC Capital Markets - Analyst

Last question, how long before you think the TV market might be 50% penetrated on silicon tuners or 80% penetrated? Thank you.

Jim Fontaine - Microtune, Inc. - President and CEO

I think this is a phenomenon that really starts to happen in 2012 and 2013, so it’s a long-term prospect. It’s very, very difficult to get into a television from an RF perspective. A good part about that is most of the RF markets are very difficult to get in but then once you are in, you are also in for quite a long time. So what is a negative is also a positive once you are into those products.

Craig Broyer - FBC Capital Markets - Analyst

Thank you.

Levy Gerzberg - Zoran Corporation - President and CEO

Craig, one other point and that is we see a trend of increase in the number of tuners in the TV sets, especially the higher-end TV sets. You can find now in Japan for example televisions with many tuners in there, much more than four tuners. So continuing with can tuners, so many can tuners in the TVs, it’s not going to be so practical and as you mentioned going through the silicon side, (inaudible) would be very economical especially with the increasing number of tuners. This is where the combination of a clever front end, very sophisticated DSV in the back end is opening up for us a fantastic opportunity.

Craig Broyer - FBC Capital Markets - Analyst

Thanks for the detail, good luck.

Operator

Eric Miller, Advisory Research.

Eric Miller - Advisory Research - Analyst

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Two questions. First on your DTV business has been pretty problematic over the years and so just wondering — Microtune obviously is smaller in DTV and I see the rationale for set-top boxes. But nevertheless in essence allocating capital, you’re putting more money into a business that you’ve never made any money in the DTV business. So maybe you could sort of explain your thought process there.

And then the second question goes back to buying back stock. I mean I know you guys have very, very high on this acquisition and so I guess if you are right, right now you guys are trading at an enterprise value of essentially zero. So the market is basically saying your business is worthless other than your cash.

So I guess I am wondering and it’s probably been a good thing. You haven’t been buying back stock because of the quiet period here in this acquisition. But if you can’t rationalize buying back stock going forward, then I think a lot of shareholders would have a lot of questions.

Levy Gerzberg - Zoran Corporation - President and CEO

Okay, so you asked several questions, Eric. I’ll answer some and have Karl answer a part. So first of all in terms of the DTV being a problematic area, you may recall our focus has been DTV in the US market and we have achieved according to some public research, market research in the ATC market last year, we got very close to 30% market share which was remarkable with, number one, was a little more than half of it. So we are now in the process of duplicating these in other territories. Earlier this year we had some issues because our top two customers lost some market share in the US, which impacted us, and their penetration into Europe and some other territories took longer than expected but now we have many more customers, several more customers including a tier one customer that we didn’t disclose the name using our FRC.

So we think that long-term we have a good technology competitive edge. We will penetrate other territories. We have a customer who is now in production with new connectivity technology. So we think this is a good growth factor and we’re working on making it profitable. Adding value to these platforms by combining Microtune will only accelerate it.

So we are very focused on making sure that our revenues will become profitable. We are looking for leverage and we think this should help our stock because our market share will go up. We see profit on the horizon. We cannot talk about specifics yet because it’s a forward-looking statement but it is coming.

And regarding your question about stock buybacks, this is an example, we have done some good strategic acquisitions in the last several years. We believe we have a leading FRC technology which is now shipped, our products are shipped in a number of new televisions and soon including the first year and we believe more coming, more than one first year. So we believe that the Microtune is another — the Microtune acquisition is another example of a good use of the cash.

As said earlier, we are not ruling out to buy stock back at the right time and at the same time, we have some ideas for strategic expansion to accelerate the growth in profit and we believe it will bring shareholder increase as well as stock price increase. Karl, do you want to add anything?

Karl Schneider - Zoran Corporation - SVP and CFO

I think Levy is right on. I think we shouldn’t lose site of where we’ve been. I think we tend to do that. We’re fairly shortsighted in some cases in the market. Zoran is a consumer company. Our products are based on the consumer’s appetite. We are trying to get the economy and the world is trying to work its way out of this economic downturn. Televisions for us if you go back to 2009, Zoran was doing very well in TV. We were very close to being profitable on certain quarters in that point in time with the television business. And unfortunately the TV market continues to evolve and change and the economy continues to impact the consumer’s appetite for new boxes.

I think as Levy said, we’ve made some strategic moves. Our FRC is gaining momentum. It’s being recognized as one of the better solutions out there, and we believe that this acquisition in the set-top box world will help balance out our portfolio, will give us an opportunity to expand quicker into new markets that we are actually gaining momentum in.

Zoran as a stand-alone SoC Company is starting to get some pretty decent design wins in set-top box areas that haven’t developed into revenues yet, but they will. Set-top-box takes — is a much more stable market. It takes longer to evolve into new boxes and we are getting there. We are being recognized by the operators as a provider and they are pulling us into new opportunities. This acquisition is only going to accelerate that.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

So I think it’s hard to quibble if you look at the economics of this deal, should it close and be approved, it’s a pretty good economic deal for Zoran.

Eric Miller - Advisory Research - Analyst

No, I’m not quibbling on your FRC acquisition or Microtune. I think it’s a neat little company, so I think that’s great. But going back to I think Levy’s word, the right time to buy back stock, the right time is not when you are trading for cash per share. Sort of wonder when is the right time? Frankly buying back stock is a very long-term view. It’s not a short-term view.

If you guys see the acquisition value that you’ve created here with Microtune, that obviously value is not going to be created — not going to be realized in the next six months. It’s longer term, but the market is saying is worthless right now other than cash. So the best long-term use of your capital right now if you guys are right, if you guys have any value in the business is to buy back your own shares.

Karl Schneider - Zoran Corporation - SVP and CFO

Eric, we have a buyback in place. We exercised that buyback last quarter and we were restricted for various reasons for doing it.

Eric Miller - Advisory Research - Analyst

I know, and that’s a good thing. So you are perfectly set up now. So I’m just saying going forward it would be very disappointing going forward if you didn’t see buybacks at these prices.

Levy Gerzberg - Zoran Corporation - President and CEO

We agree with you. We are constantly thinking about it and of course in light of various strategic opportunities at the same time.

Operator

Larry Litton, Second Line Capital.

Larry Litton - Second Line Capital - Analyst

Has Microtune been on Zoran’s radar for a couple of years and conversations have taken place or is this a fairly recent phenomenon of the last couple months? And in terms of the due diligence, is the business and financial due diligence complete or is that still ongoing?

Levy Gerzberg - Zoran Corporation - President and CEO

Okay, so I will ask our Senior VP of Business Development and corporate marketing, Isaac Shenberg, who is on the call, to respond to this question. So Isaac, please.

Isaac Shenberg - Zoran Corporation - SVP of Business Development

Could you repeat the question? I did not understand the essence.

Larry Litton - Second Line Capital - Analyst

My question is in terms of Zoran looking at Microtune and conversations between the companies, has that been a dialogue or a strategic plan for the past couple of years or is it much more recent in the last few months? And secondly, in terms of the due diligence of both the business and the financial statements, is that complete?

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

Isaac Shenberg - Zoran Corporation - SVP of Business Development

So the short answer is three times yes. Namely for a very long-term and many years we are looking strategically on all related markets like connectivity, tuners, etc. So we have been tracking all the companies in this space for many years. And as you mentioned, in the last several months of course, we were looking much, much more closely into it.

Regarding your second question, the answer is also yes. We have completed quite extensive due diligence on the various aspects of Microtune.

Larry Litton - Second Line Capital - Analyst

Lastly, in terms of the business combination happening now as opposed to a year ago, or a year in the future, is it just a function of Microtune wanting to sell now or is there anything in terms of the marketplace or the Texas Instruments transaction that makes this deal appropriate today in terms of where the markets are?

Isaac Shenberg - Zoran Corporation - SVP of Business Development

I cannot speak for Microtune as to their view, but as far as our view, the main drive — and this was mentioned in one of the previous questions — is that the longer-term integration plan. Integration in this market for various reasons is a slow process, but the advantage today over several years ago that several years have passed, so it’s now closer than it was before. Not that it will happen next year, but as far as getting closer to our close enough with our products, we realize that now it’s a good time for this combination.

Larry Litton - Second Line Capital - Analyst

Okay, thank you.

Operator

And I would like now to turn it back over to Levy Gerzberg. Please proceed.

Levy Gerzberg - Zoran Corporation - President and CEO

So, we would like to thank you all for joining us this morning for this conference call and we all look forward to updating you on this exciting opportunity once the transaction closes in the near future. So thank you again and goodbye.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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FINAL TRANSCRIPT

Sep 08, 2010 / 02:00PM GMT, ZRAN - Zoran Corporation to Acquire Microtune, Inc.

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